Exhibit 99.1

Press Release

For Immediate Distribution

OVERLAND STORAGE REPORTS

 FISCAL 2008 SECOND QUARTER RESULTS

Sequential Revenue Growth; Gross Margin Improves

SAN DIEGO – January 24, 2008 – Overland Storage, Inc. (Nasdaq: OVRL) today reported results for its fiscal 2008 second quarter and six-month period ended December 30, 2007.

Net revenue for the fiscal 2008 second quarter was $34.1 million, compared with $46.8 million for the same period a year ago.  The company reported a net loss of $6.5 million, or $0.51 per share, for the fiscal 2008 second quarter compared with a net loss of $8.9 million, or $0.70 per share, for the same period a year earlier.

For the first six months of fiscal 2008, the company reported net revenue of $67.0 million compared with $88.6 million for the same period in the prior fiscal year.  Net loss for the first half of fiscal 2008 was $11.0 million, or $0.86 per share, compared with a net loss of $28.9 million, or $2.25 per share, in the first half of fiscal 2007.  The 2007 six-month period net loss included an $8.4 million, or $0.65 per share, charge related to the impairment of acquired technology.

The company noted that revenue for the fiscal 2008 second quarter decreased 27.2 percent from the fiscal 2007 second quarter primarily due to lower sales to OEM customers.  Specifically, sales to the company’s largest OEM customer were down 41.2 percent compared with the fiscal 2007 second quarter, reflecting the previously announced transition by the customer to a new product from an alternate supplier.  Despite several quarters of declining sales to this OEM, the company noted that sales in the fiscal 2008 second quarter increased 8.1 percent sequentially from the first fiscal quarter of fiscal 2008.  Improved sales to this OEM customer contributed to the 3.5 percent sequential increase in the company’s total revenue for the fiscal 2008 second quarter compared to the first quarter of fiscal 2008.

The company’s branded revenue, excluding service revenue, declined 18.0 percent in the second quarter of fiscal 2008 compared to the prior year quarter, primarily due to lower sales in the EMEA and APAC channels.  Despite the year-to-year decline, on a sequential basis, total branded revenue, excluding service revenue, increased 5.0 percent over the fiscal 2008 first quarter with gains in each of the geographic channels.

Gross profit in the fiscal 2008 second quarter of $7.8 million nearly equaled the $7.9 million in gross profit reported in the prior year quarter, despite the 27.2 percent revenue decline noted above.  On a sequential basis, gross profit increased 20.2 percent from $6.5 million in the fiscal 2008 first quarter despite only a 3.5 percent increase in revenue.  The resulting gross profit margin of 22.8 percent for the fiscal 2008 second quarter improved over both the fiscal 2007 second quarter of 16.8 percent and the fiscal 2008 first quarter of 19.7 percent.  The company noted that the margin improvement from the prior year quarter primarily reflected the elimination of charges and redundant costs associated with its terminated outsourced manufacturing arrangement.  In comparison to the fiscal 2008 first quarter, the company benefited from a more favorable product mix, as well as from a non-recurring credit received as a refund of previously expensed European value-added tax.

Operating expenses of $13.9 million in the fiscal 2008 second quarter declined 18.6 percent from $17.1 million in the fiscal 2007 second quarter.  This decline resulted primarily from the completion of a number of product development projects and the company’s efforts to reduce spending levels.  Sequentially, operating expenses increased 24.9 percent from the fiscal 2008 first quarter due in part to the $1.25 million purchase of software code the company expects to incorporate into a new product currently under development.  Additionally, sales and marketing expenses increased as the company launched new products and continued to rebuild its sales force.

“During this quarter, we continued to face the many challenges of managing a turnaround,” commented Vern LoForti, president and chief executive officer of Overland Storage. “Although we made progress on many fronts, we are still working our way through the process of leveraging the assets we have recently rebuilt. We are gratified that for the first time in four quarters we were able to report sequential quarter growth in total revenue, and for the second quarter in a row, growth in our branded channel sales.

“The primary component of revenue decline over the past couple of years has been declining sales to our largest OEM customer.  Over the past several months, we have worked hard to improve our performance and relationship with this customer in an effort to stabilize the current level of sales.  We are pleased to report an increase in sales to this OEM during the second quarter.  On the branded side of the business, we made significant progress this quarter in rebuilding our sales force following the contraction from the prior year.  Now that we are equipped with a much broader portfolio of data protection products and have put the outsourced manufacturing issues behind us, we are focusing on top-line growth.  Our new sales hires have more comprehensive knowledge of network environments and greater experience in selling disk-based products.  We expect that it will take a new salesperson some time to reach full capacity, but overall the performance of our new hires has already exceeded our expectations.  We have experienced some great success in a few accounts, and we want to utilize that sales model as a template for other accounts.

“We are further gratified with the continual improvements we have made in gross profit margin.  We hit a low of 12.7 percent in the first quarter of 2007 and are pleased by the 22.8 percent performance this quarter.  Although in the two previous quarters we posted positive cash flow, this quarter our cash balance declined, in large part due to the aforementioned $1.25 million cash purchase of software code that we had contracted a third party to develop for us.  Our intention is to utilize this code to provide the foundation for a new product currently in development in our software lab, and also to enhance existing REO SERIES® products.  We anticipate that this new product will become an integral component of our tiered data protection strategy.  Our agreement entitles the code developer to receive up to an additional $1.25 million cash, payable by quarter through June 2009, based on revenue generated by products incorporating the software code.

“As I outlined at the beginning of this fiscal year, we needed to tackle three important tasks: rebuilding our channel partner relationships, delivering our product roadmap and rebuilding our sales force.  All of these elements are integral to each other.  Now, halfway through the year, I am pleased to report that we continue to advance each of these goals.  We have held numerous partner conferences and one-on-one meetings with resellers in all our geographic areas, and, in almost every case, received a positive response to our strategy and plans.  On the product front, we continue to expand our portfolio of tiered data protection appliances. This quarter we introduced new REO appliances with hardware compression and leading-edge data deduplication software.  And, as mentioned earlier, there are more product introductions to come.  The last major area that we identified as needing significant  attention was sales, and part of the overhaul was to assure that a new sales team was capable of selling our more powerful and sophisticated products.   The redevelopment and rebuilding of the sales force is encouraging, and we are managing them closely to ensure their success.

“Our focus has not waivered and we remain committed to our goal of delivering the broadest array of intelligent appliances that enable end-users to solve their data protection and disaster recovery issues in the most efficient and cost-effective manner,” concluded LoForti.

About Overland Storage

Now in its 27th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS™ RAID SERIES of affordable, high-capacity storage; REO SERIES® of disk-based backup, recovery and VTL appliances; and the NEO SERIES® and ARCvault™ SERIES tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, direct market resellers, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments; market acceptance of the company’s new product offerings; the performance of the company’s newly restructured management and sales team; the need to hire additional sales employees and train existing employees on new products; the timing and market acceptance of new product introductions by competitors; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, REO Series, REO, NEO Series, NEO, ARCvault Series, ARCvault and ULTAMUS are trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2008 second quarter results will be held beginning at 9:30 a.m. EST, January 24, 2008, and will be posted at  www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, President and CEO

Email: vloforti@overlandstorage.com

858-571-5555

Kurt L. Kalbfleisch, VP Finance and Interim CFO

Email:  kkalbfleisch@overlandstorage.com

858-571-5555

# # #

- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 30,		December 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Net revenue	$34,060	$46,760	$66,961	$88,587
Cost of revenue	26,278	38,901	52,707	75,430
Gross profit	7,782	7,859	14,254	13,157

Operating expenses:
Sales and marketing	7,898	9,472	14,561	18,225
Research and development	3,317	4,167	5,257	9,049
General and administrative	2,658	3,435	5,181	7,274
Impairment of acquired technology	—	—		8,411
Total expenses	13,873	17,074	24,999	42,959

Operating loss	(6,091)	(9,215)	(10,745)	(29,802)
Interest income, net	242	482	531	1,179
Other expense, net	(500)	(227)	(601)	(322)
Loss before income taxes	(6,349)	(8,960)	(10,815)	(28,945)
Income taxes	155	(71)	210	(59)
Net loss	$(6,504)	$(8,889)	$(11,025)	$(28,886)

Net loss per share:
Basic and Diluted	$(0.51)	$(0.70)	$(0.86)	$(2.25)

Shares used in computing net loss per share:
Basic and Diluted	12,756	12,735	12,755	12,850

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	Dec 30,	June 30,
	2007	2007
	(unaudited)
ASSETS
Cash and equivalents	$13,393	$17,503
Short-term investments	7,196	5,322
Accounts receivable, net	21,580	22,572
Inventories	17,200	20,556
Other current assets	7,436	7,138
Total current assets	66,805	73,091
Property, plant and equipment, net	9,673	11,052
Other assets	3,025	3,910
Total assets	$79,503	$88,053

LIABILITIES & EQUITY
Current liabilities	$34,482	$33,525
Long-term debt	—	—
Other long-term liabilities	6,215	5,418
Shareholders’ equity	38,806	49,110
Total liabilities and equity	$79,503	$88,053